Sub-Item 77O

DREYFUS PREMIER SHORT-INTERMEDIATE MUNICIPAL BOND FUND

Dreyfus Short-Intermediate Municipal Bond Fund

On January 12, 2017, Dreyfus Short-Intermediate Municipal Bond Fund (the "Fund"), a series of Dreyfus Premier Short-Intermediate Municipal Bond Fund, purchased 1,500 5% Tobacco Settlement Bonds, Fiscal 2017 Series B due June 1, 2020 issued by TSASC, Inc. (CUSIP No. 898526FJ2) (the "Bonds") at a purchase price of $107.05 per Bond, including underwriter compensation of 0.450%.  The Bonds were purchased from Jefferies, LLC, a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member.  BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction.  The following is a list of the syndicate's members:

Academy Securities Inc.

Barclays

Blaylock Beal Van, LLC

BofA Merrill Lynch

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets, LLC

Citigroup

Drexel Hamilton, LLC

FTN Financial Capital Markets

Hilltop Securities, Inc.

Janney Montgomery Scott

Jefferies LLC

Loop Capital Markets

Mesirow Financial, Inc.

Mischler Financial Group, Inc.

Morgan Stanley

Oppenheimer & Co.

PNC Capital Markets LLC

Ramirez & Co., Inc.

Raymond James

RBC Capital Markets

Rice Financial Products Company

Roosevelt & Cross Incorporated

Siebert Cisneros Shank & Co., LLC

Stern Brothers & Co.

Stifel Nicolaus & Company, Incorporated

TD Securities

U.S. Bancorp Investments, Inc.

Wells Fargo Securities

The Williams Capital Group, Inc.

Accompanying this statement are materials provided to the Board of Trustees for the Fund, which ratified the purchase as being in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on May 2, 2017.  These materials include additional information about the terms of the transaction.

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification		
I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies. *I attest that:* ➤ The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown. ➤ The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown. ➤ My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures. ➤ My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable. ➤ Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.		
[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	4/12/17